Agreement for Sale of Assets
                      of Exposure 4u.com, Inc.

This Agreement is entered into on this 25 day of August, 2000, between Exposure 4U.com, Inc., a corporation organized under the laws of the state of Florida with its principal office located 1500 Cypress Creek Road, Ft. Lauderdale, FL 33309 ("Seller"), and INFe.com, Inc., a corporation organized under the laws of the state of Florida with its principal office located at 8000 Towers Crescent Drive, Suite 640, Vienna, VA 22182 ("Buyer").

WHEREAS, Seller is engaged in the database management and email business using software and computers (the "Business"); and

WHEREAS, Seller desires to sell and Buyer desires to buy the assets of the Seller.

NOW THEREFOR, in consideration of the mutual covenants of the parties, Seller and Buyer agree:

1.   Sale of Assets
    	Seller shall sell, assign, and deliver to Buyer and Buyer shall purchase and accept, on the Closing Date (as hereinafter defined), all the assets of Seller. Such assets are listed on the attached Exhibit A (the "Purchased Assets"). At the Buyer's option, the Purchased Assets shall be incorporated by Buyer into its INFe-Relations, Inc. subsidiary. The Buyer agrees that simultaneously with the signing of this Agreement, employment agreements will be signed with Douglas Babcock and Kevin Cable.

2.   Consideration; Limited Assumption of Liabilities
    	In consideration of the sale of the Purchased Assets, the signing of the employment agreements referred to above, and other valuable consideration, receipt of which is hereby acknowledged, Buyer agrees to pay to Seller, or to a third party on behalf of Seller the sum of $34,950 within two (2) business days of Closing. The $34,950 shall be used as follows:

$20,000 to repay loan to Bailey & Associates
$5,950 for salaries currently due
$9,000 for existing liabilities as listed on Exhibit A
______
$34,950

Seller acknowledges and agrees that Buyer is only assuming the liabilities listed on Exhibit A and that the $34,950 being delivered by Buyer is being used only for the purposes described above. Seller acknowledges and agrees that any and all other liabilities either now known or that in the future are revealed that relate to activities of the Business prior to Closing, that are not listed on Exhibit A are the responsibility of Seller. Seller will supply a signed copy of its buyout agreement with existing partner subsequent to Closing.

Buyer also agrees to deliver to each of Doug Babcock and Kevin Cable 21,250 shares of free trading INFE Common Stock as payment for salaries currently due.

Buyer also agrees that at the time Buyer determines new computers are needed, Buyer will pay the down payment for Dell Computers which is listed on Exhibit A and estimated to be $5,175.


                                              /s/[Initial]   /s/ [Initial]


          Exhibit 2.5 - Pg. 2

3.   Employment Agreements

Buyer and Seller agree that they shall, concurrent with the signing of this Agreement, sign an employment agreement with each of Douglas Babcock and Kevin Cable. These agreements will contain such terms and conditions as are normal for INFE employment agreements, including responsibilities (hereinafter referred to as "New Business Operations"). These agreements are attached as Exhibit B.

4.   Instruments of Transfer
     The sales, assignments, and deliveries to be made to Buyer pursuant to this Agreement shall be effected by deeds, bills of sale, endorsements, checks, and other instruments of transfer in such form as Buyer shall reasonably request. Seller shall prepare appropriate forms of instruments of transfer and conveyance in conformity with this Agreement. Any time and from time to time after the Closing Date, on Buyer's request, Seller will do, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, and powers of attorney as may be reasonably required in conformity with this Agreement for the adequate assigning, transferring, granting, and confirming to Buyer of the Purchased Assets to Buyer.

5.   Assignment of Contract Rights
	    If any contract, license, lease, commitment, or sales or purchase order assignable to Buyer under this Agreement may not be assigned without the consent of the other party thereto, Seller will use its best efforts to obtain the consent of the other party to the assignment.

6.   Waiver of Compliance with Bulk Sales Laws
	    Buyer hereby waives its right to require compliance with any bulk sales or similar laws and in consideration therefor, Seller agrees that Seller shall indemnify and save and hold Buyer harmless from any liabilities (including without limitation statutory penalties, damages or expenses (including reasonable attorneys' fees), arising from the failure of Buyer or Seller to comply with any bulk sales or similar law applicable to the transactions contemplated by this Agreement.

7.   Closing
    	7.1 Closing/Closing Date. Subject to fulfillment of the conditions to closing specified in this Agreement and pursuant to the other terms and conditions hereof, the closing of the transactions provided for in this Agreement (the "Closing") shall take place on August __, 2000 or at such other date and time as may be agreed upon by the parties hereto (the "Closing Date"), such closing to be effective as of the close of business on the Closing Date.

     7.2   Conditions to Closing.

     (1) Conditions to Buyer's Obligations. The obligations of Buyer to purchase the Purchased Assets as provided in this Agreement are subject to the satisfaction, on or before the Closing Date (except where specifically required or permitted to be satisfied prior to or after the Closing), of the following conditions:

     (a) Delivery of Purchased Assets to Buyer. Seller shall deliver title to the Purchased Assets, by duly executed Bill of Sale, Assignment and Assumption Agreement and other appropriate assignments or other instruments of transfer and documents which conform to the requirements of this Agreement, including executed counterparts of all novation agreements with the United States government, its agencies and instrumentalities, and any other persons requiring them. Simultaneously



                                              /s/[Initial]   /s/ [Initial]


          Exhibit 2.5 - Pg. 3


with the consummation of the transfer, Seller, through its officers, agents, and employees, will put Buyer into full possession and enjoyment of all Purchased Assets.

     (b) Certificate from Seller. Seller shall deliver to Buyer a certificate, dated the Closing Date, signed by a duly authorized officer of Seller certifying that:
           (i) the representations and warranties made by Seller herein or in any Exhibit hereto remain true in all material respects on the Closing Date as though made on such date except for changes contemplated by this Agreement;
           (ii) Seller has performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing;
           (iii) no litigation, proceedings or other actions are pending against or affecting the Seller which have resulted or reasonably could be expected to result either in an action to enjoin or the prevention of the consummation of the transactions contemplated by this Agreement;
           (iv) Seller has received all consents required by the federal government, any state or local governmental body or any foreign government to the transactions contemplated by this Agreement, and such consents are in full force and effect; and
           (v) that from the date of this Agreement through the Closing Date, Seller has managed and conducted the Business in the ordinary course as heretofore managed and conducted as though no change of ownership of the Business were contemplated, and has used commercially reasonable efforts to preserve all employee, vendor and customer relationships.

     (c) Opinion of Seller's Counsel. Seller shall deliver to Buyer a signed copy of an opinion from its counsel dated the Closing Date substantially in the form of Exhibit C attached hereto and hereby made a part hereof.

     (d) Corporate Resolutions. Seller shall deliver to Buyer copies of corporate resolutions, certified by the appropriate corporate officer of Seller, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (e) Transfer of Licenses. Seller shall, to the extent permitted by law and to the extent transferable, transfer to Buyer all licenses necessary for the continued conduct of the Business.

     (2) Conditions to Seller's Obligations. The obligations of Seller to sell, transfer and assign to Buyer the Purchased Assets as provided in this Agreement are subject to the satisfaction, on or before the Closing Date (except: (1) where specifically required or permitted to be satisfied prior to or after the Closing or (2) as provided for in paragraph 2 with regards to payments from Buyer), of the following conditions:

    (a) Delivery of Purchase Price. Buyer shall deliver to Seller the purchase price and other appropriate documents which conform to the requirements of this Agreement.

    (b) Certificate of Buyer. Buyer shall deliver to Seller a certificate, dated the Closing Date, signed by a duly authorized officer of Buyer certifying that:
         (i) the representations and warranties made by Buyer herein or in any Exhibit hereto remain true in all material respects on the Closing Date as though made on such date except for changes contemplated by this Agreement;


                                              /s/[Initial]   /s/ [Initial]


          Exhibit 2.5 - Pg. 4


         (ii) Buyer has performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing;
         (iii) no litigation, proceedings or other actions are pending against or affecting the Buyer which have resulted or reasonably could be expected to result either in an action to enjoin or the prevention of the consummation of the transactions contemplated by this Agreement; and
         (iv) Buyer has received all consents required by the federal government, any state or local governmental body or any foreign government to the transactions contemplated by this Agreement, and such consents are in full force and effect.

     (c) Opinion of Buyer's Counsel. Buyer shall deliver to Seller a signed copy of an opinion from its counsel dated the Closing Date substantially in the form of Exhibit C attached hereto and hereby made a part hereof.

     (d) Corporate Resolutions. Buyer shall deliver to Seller copies of corporate resolutions, certified by the appropriate corporate officer of Seller, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

8.   Representations of Sellers

     Sellers represent, warrant, and agree:
     (a) Seller is a corporation duly organized, existing, and in good standing under the laws of Florida, and is authorized and entitled to carry on its business in Florida. Seller has no subsidiaries. The execution, delivery and performance of this Agreement by Seller have been duly authorized by its board of directors and shareholders. The signatory for Seller has full power and authority to enter into this Agreement and to carry out all the terms and provisions hereof to be carried out by him, and all authorizations and consents necessary for the execution and delivery of this agreement by him have been given. This Agreement, assuming due authorization, execution, and delivery by the other parties hereto, constitutes a legal, valid, and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, and similar laws affecting creditors, rights generally from time to time in effect and to equitable principles limiting the availability of the remedy of specific performance).
     (b) All the Purchased Assets are owned by Seller, free and clear of all mortgages, liens, and encumbrances, except as previously disclosed by Seller to Buyer.
     (c) Seller is not in default under any material contract, agreement, lease, or other document to which it is a party, and is in material compliance with all laws, regulations, and ordinances applicable to the Business to the date of this Agreement.

9.   Buyer's Representations and Warranties

Buyer hereby represents and warrants to Seller that:
     (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of Florida, with full corporate power to enter into, and to perform its obligations under, this Agreement.
     (b) The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action and do not, and will not, violate or conflict with the provisions of the Buyer's Certificate of Incorporation or Bylaws or the provisions of any



                                              /s/[Initial]   /s/ [Initial]


          Exhibit 2.5 - Pg. 5


indenture, agreement, or other instrument to which Buyer is a party or by which any of its property is bound. This Agreement constitutes a legal, valid and binding obligation of Buyer.
     (c) Buyer has not engaged or otherwise used the services of any broker or finder in connection with this Agreement or the transactions contemplated hereby and Buyer agrees to indemnify and hold harmless Seller from and against any liability for any fee, compensation, commission or expense (including attorneys' fees) arising out of any claim by any person acting or claiming to act on behalf of Buyer for fees, compensation, commission or expense with respect to This Agreement or the transactions contemplated hereby.
     (d) No authorization or approval of any governmental body is required to be obtained by Buyer in connection with the execution, delivery or performance of this Agreement, or, if so required, all such authorizations or approvals have been or will, prior to the Closing, be obtained by Buyer.
     (e) There is no action, arbitration, suit, notice, order, real estate tax contest or legal, administrative or other proceeding before any court or governmental agency, authority or body pending or, to Buyer's knowledge, threatened against or affecting Buyer which would prevent or interfere with the transactions contemplated by this Agreement.

10.  Broker's Fees

     Each party represents and warrants to the other party that no other person or firm brought about the sale or is entitled to compensation in respect to it.

11.  Indemnity
     (a) Seller agrees to indemnify and hold harmless Buyer against and with respect to any and all obligations and other liabilities arising out of or relating to the conduct of the Business prior to the Closing Date.
     (b) Buyer agrees indemnify and hold harmless Seller against and with respect to any and all obligations and other liabilities arising out of or relating to the conduct of the Business on or after the Closing Date, including indemnification of Doug Babcock and Kevin Cable, the principals of Seller for any guarantees they may have made on contracts or leases assigned hereunder

12.  Expenses of Negotiation and Transfer
     Each party shall pay such party's own expenses, taxes, and other costs incident to or resulting from this Agreement, whether or not the transactions contemplated hereby are consummated. In the event of litigation with respect to the agreement, reasonable attorneys' fees shall be paid by the prevailing party.

13.  Notices
     Any notice to be given under this Agreement shall be given in writing and delivered personally or by overnight registered or certified mail, postage prepaid, as follows:
     (a)   If to Buyer, addressed to David N. Webster II, General
Counsel, INFe.com, Inc. 8000 Towers Crescent Drive, Suite
640, Vienna, VA 22182.
     (b) If to Seller, addressed to Douglas Babcock and Kevin Cable, Exposure 4U.com, Inc., 1500 Cypress Creek Road, Ft.
Lauderdale, FL 33309

14.	 The validity and interpretation of this Agreement shall be governed by the laws of the State of Florida, Palm Beach County, applicable to agreements made and to be fully performed therein and without regard to the principles of conflicts of law.

15.  Entire Agreement


                                              /s/[Initial]   /s/ [Initial]


          Exhibit 2.5 - Pg. 6

	    This instrument contains the entire agreement between the parties with respect to the transaction contemplated. It may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.  Confidentiality and Nondisclosure
     All confidential information which shall have been furnished or disclosed by Buyer or Seller to the other pursuant to this Agreement shall be held in confidence pursuant to the attached Confidential Nondisclosure Agreement between Buyer and Seller to be signed concurrent with this Agreement, attached hereto as Exhibit D, and shall not be disclosed to any person other than their respective employees, directors, legal counsel, accountants or financial advisors, with a need to have access to such information.

17.  Working Capital
     Buyer agrees to supply operating capital for the New Business Operations (as heretofore defined) when needed and as agreed to by the parties, up to an amount of no less than $92,975.00, of which $5,000 shall be made available to INFe-Relations, Inc. for working capital within two (2) days from the date hereof. The balance of the $87,975.00 shall be put in by Buyer as needed by the New Business Operations and agreed to by the parties.

     In witness whereof, the parties have executed this Agreement on the day and year first above written.


INFe.com, Inc.                     Exposure4U.com, Inc.




By:___/s/Thomas M. Richfield___    By:____/s/Kevin Cable______________
Name:  Thomas M. Richfield         Name:
Its:  President and C.E.O.         Its:

                                   By:____/s/Douglas Babcock_________
                                   Name:
                                   Its: